EXHIBIT 11(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A POS (File No. 024-12095) of our report dated April 22, 2024, relating to the financial statements of Red Oak Capital Fund VI, LLC as of December 31, 2023 and 2022, and for the years then ended. We also consent to the reference to us under the heading “Independent Auditors” in such Offering Statement.

/s/ UHY LLP

Farmington Hills, Michigan

April 29, 2024